Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Form S-1 Registration Statement of Paramount Gold Nevada Corp. of our report dated December 31, 2014 relating to the consolidated financial statements of Paramount Nevada Gold Corp., appearing in this Form S-1 Registration Statement of Paramount Nevada Gold Corp. for the years ended June 30, 2014 and 2013, and for each year in the two-year period ended June 30, 2014 and to the reference to us under the heading “Experts” in the prospectus.

Yours truly,

MNP LLP

Vancouver, Canada
February 23, 2015